Exhibit 99.1

News Release

ACI Worldwide, Inc. Reports Financial Results for the

Quarter Ended September 30, 2018

HIGHLIGHTS

•	Revenue grew 9%, up $20 million from Q3 2017

•	Net Income up $12 million from $3 million in Q3 2017

•	Adjusted EBITDA grew 28%, up $13 million from Q3 2017

•	Cash flows from operating activities YTD of $101 million, versus $85 million in 2017

•	Raising full year 2018 guidance

NAPLES, FLA — November 8, 2018 — ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time electronic payment and banking solutions, today announced financial results for the quarter ended September 30, 2018.

“With Q3 revenue growth of 9% and adjusted EBITDA growth of 28%, both exceeding our expectations, we are pleased to raise our full year 2018 outlook,” commented Phil Heasley, President and CEO, ACI Worldwide. “Renewal activity was strong and contributed to total bookings growth of 37%. Importantly, we are seeing nearly 100% adoption of our newer UP solutions. With an exciting pipeline of new business, including notable Immediate Payments activity, we remain confident regarding our opportunity.”

Q3 2018 FINANCIAL SUMMARY

In Q3, total bookings were up 37% driven by strong growth in renewal bookings.

Effective January 1, 2018, the company adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), which supersedes the revenue recognition requirements in ASC Topic 605, Revenue Recognition (“ASC 605”).

In Q3 2018, revenue was $246 million, up $20 million, or 9% from Q3 2017. Net income in the quarter was $15 million, up $12 million from last year. Adjusted EBITDA was $60 million, up $13 million, or 28% from Q3 2017.

ACI’s On Premise segment revenue was $141 million, up 12% from last year, and segment adjusted EBITDA margin was 55% versus 52% in Q3 2017. In Q3 2018, revenue from ACI’s On Demand segment was $105 million, up 5% from last year. On Demand segment net adjusted EBITDA margin was 5%, up from negative 2% last year. On Demand segment net adjusted EBITDA margins are adjusted for pass through interchange revenue of $39 million and $36 million, for Q3 2018 and Q3 2017, respectively.

ACI ended Q3 2018 with a 12-month backlog of $827 million and a 60-month backlog of $4.2 billion. After adjusting for foreign currency fluctuations, our 12-month backlog decreased $7 million and our 60-month backlog decreased $112 million from Q2 2018.

Cash flows from operating activities in Q3 were $29 million, up from $(14) million in Q3 2017. Adjusted operating free cash flow in Q3 was $21 million, up from $4 million in Q3 2017. ACI ended Q3 2018 with $76 million in cash on hand, up from $59 million in Q2, and a debt balance of $689 million. Year-to-date, ACI has repurchased 2.3 million shares for $54 million, or an average price of $23.21 per share. The company has $177 million remaining on its share repurchase authorization.

GUIDANCE

The company expects the adoption of ASC 606 to impact the timing and amount of revenue recognition for its on-premise licensing arrangements. The company does not expect the adoption of ASC 606 to have a significant impact on its other revenue streams or cash flows from operations. The company has provided its full year outlook under both ASC 606 and ASC 605 in order to provide additional transparency. The company will continue to provide actual results under both ASC 606 and ASC 605 throughout 2018.

The company is raising its outlook for the full year 2018 under ASC 606. The company now expects revenue to be between $1.05 billion and $1.075 billion and adjusted EBITDA to be in a range of $270 million to $285 million, which excludes approximately $7 million in significant transaction-related expenses.

For the full year 2018 under ASC 605, the company continues to expect revenue to be between $1.05 billion and $1.075 billion, which represents 3-5% growth over 2017 on a comparable GAAP basis. Adjusted EBITDA is expected to be in a range of $270 million to $285 million, which excludes approximately $7 million in significant transaction-related expenses. We expect full year 2018 new bookings growth to be in the low double digits. We continue to target 2019 and 2020 adjusted EBITDA to be in a range of $300 million to $315 million and $335 million to $350 million, respectively.

CONFERENCE CALL TO DISCUSS FINANCIAL RESULTS AND OUTLOOK

Management will host a conference call at 8:30 am ET to discuss these results as well as 2018 guidance. Interested persons may access a real-time audio broadcast of the teleconference at http://investor.aciworldwide.com/ or use the following numbers for dial-in participation: US/Canada: (866) 914-7436, international: +1 (817) 385-9117.    Please provide your name, the conference name ACI Worldwide, Inc. and conference code 7793919. There will be a replay of the call available for two weeks on (855) 859-2056 for US/Canada callers and +1 (404) 537-3406 for international participants.

About ACI Worldwide

ACI Worldwide, the Universal Payments (UP) company, powers electronic payments for more than 5,100 organizations around the world. More than 1,000 of the largest financial institutions and intermediaries, as well as thousands of global merchants, rely on ACI to execute $14 trillion each day in payments and securities. In addition, myriad organizations utilize our electronic bill presentment and payment services. Through our comprehensive suite of software solutions delivered on customers’ premises or through ACI’s private cloud, we provide real-time, immediate payments capabilities and enable the industry’s most complete omni-channel payments experience. To learn more about ACI, please visit www.aciworldwide.com. You can also find us on Twitter @ACI_Worldwide.

© Copyright ACI Worldwide, Inc. 2018.

ACI, ACI Worldwide, ACI Payment Systems, the ACI logo and all ACI product names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com

To supplement our financial results presented on a GAAP basis, we use the non-GAAP measures indicated in the tables, which exclude significant transaction-related expenses, as well as other significant non-cash expenses such as depreciation, amortization and stock-based compensation, that we believe are helpful in understanding our past financial performance and our future results. The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Certain non-GAAP measures include:

•

Adjusted EBITDA: net income plus income tax expense (benefit), net interest income (expense), net other income (expense), depreciation, amortization and stock-based compensation, as well as significant transaction-related expenses. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, net income.

•

Adjusted Diluted EPS: diluted EPS plus amortization of acquisition-related intangibles and software, stock-based compensation, as well as significant transaction-related expenses. Adjusted diluted EPS should be considered in addition to, rather than as a substitute for, diluted EPS.

ACI is also presenting adjusted operating free cash flow, which is defined as net cash provided by operating activities and net after-tax payments associated with significant transaction-related expenses, less capital expenditures. Adjusted operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize adjusted operating free cash flow as a further indicator of operating performance and for planning investment activities. Adjusted operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities. A limitation of adjusted operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that adjusted operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management.

ACI backlog includes estimates for SaaS and PaaS, license, maintenance, and services specified in executed contracts but excluded from contracted revenue that will be recognized in future periods, as well as revenue from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimates are derived using the following key assumptions:

•

License arrangements are assumed to renew at the end of their committed term or under the renewal option stated in the contract at a rate consistent with historical experience. If the license arrangement includes extended payment terms, the renewal estimate is adjusted for the effects of a significant financing component.

•	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•	SaaS and PaaS arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including, but not limited to, reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenue or that the actual revenue will be generated within the corresponding 60-month period.

Backlog estimates should be considered in addition to, rather than as a substitute for, reported revenue and contracted but not recognized revenue (including deferred revenue).

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements in this press release include, but are not limited to, statements regarding: (i) virtually 100% adoption of our newer UP solutions; (ii) our exciting pipeline of new business, including notable Immediate Payments activity; (iii) our confidence regarding our opportunity; (iv) expected impacts of the adoption of ASC 606; (v) expectations regarding revenue, adjusted EBITDA, and new bookings growth in 2018; and (vi) our 2019 and 2020 EBITDA targets.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, increased competition, the success of our Universal Payments strategy, demand for our products, restrictions and other financial covenants in our credit facility, consolidations and failures in the financial services industry, customer reluctance to switch to a new vendor, the accuracy of management’s backlog estimates, the maturity of certain products, our strategy to migrate customers to our next generation products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, volatility and disruption of the capital and credit markets and adverse changes in the global economy, our existing levels of debt, impairment of our goodwill or intangible assets, litigation, future acquisitions, strategic partnerships and investments, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable legislation, governmental regulations and industry standards, our ability to protect customer information from security breaches or attacks, our compliance with privacy regulations, our ability to adequately defend our intellectual property, exposure to credit or operating risks arising from certain payment funding methods, the cyclical nature of our revenue and earnings and the accuracy of forecasts due to the concentration of revenue-generating activity during the final weeks of each quarter, business interruptions or failure of our information technology and communication systems, our offshore software development activities, risks from operating internationally, including fluctuations in currency exchange rates, exposure to unknown tax liabilities, volatility in our stock price, and potential claims associated with our sale and transition of our CFS assets and liabilities. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$76,342	$69,710
Receivables, net of allowances	279,641	262,845
Recoverable income taxes	8,233	7,921
Prepaid expenses	25,875	23,219
Other current assets	23,244	58,126

Total current assets	413,335	421,821

Noncurrent assets
Accrued receivables, net	181,832	—
Property and equipment, net	75,437	80,228
Software, net	147,316	155,386
Goodwill	909,691	909,691
Intangible assets, net	174,057	191,281
Deferred income taxes, net	28,179	66,749
Other noncurrent assets	54,477	36,483

TOTAL ASSETS	$984,324	$1,861,639

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$27,381	$34,718
Employee compensation	48,142	48,933
Current portion of long-term debt	18,765	17,786
Deferred revenue	93,668	107,543
Income taxes payable	1,600	9,898
Other current liabilities	60,075	102,904

Total current liabilities	249,631	321,782

Noncurrent liabilities
Deferred revenue	48,789	51,967
Long-term debt	656,159	667,943
Deferred income taxes, net	26,372	16,910
Other noncurrent liabilities	40,435	38,440

Total liabilities	1,021,386	1,097,042

Commitments and contingencies

Stockholders’ equity
Preferred stock	—	—
Common stock	702	702
Additional paid-in capital	632,547	610,345
Retained earnings	776,078	550,866
Treasury stock	(357,923)	(319,960)
Accumulated other comprehensive loss	(88,466)	(77,356)

Total stockholders’ equity	962,938	764,597

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,984,324	$1,861,639

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Software as a service and platform as a service	$104,519	$99,761	$322,399	$312,677
License	68,964	50,017	142,565	163,578
Maintenance	54,373	56,349	166,080	166,829
Services	17,669	19,608	58,786	54,712

Total revenues	245,525	225,735	689,830	697,796

Operating expenses
Cost of revenue (1)	102,473	107,393	326,070	336,293
Research and development	36,008	33,935	110,661	106,189
Selling and marketing	28,252	25,236	93,305	81,190
General and administrative	29,537	25,302	87,023	130,332
Depreciation and amortization	20,896	22,446	63,274	67,189

Total operating expenses	217,166	214,312	680,333	721,193

Operating income (loss)	28,359	11,423	9,497	(23,397)

Other income (expense)
Interest expense	(12,573)	(9,374)	(31,655)	(30,198)
Interest income	2,763	165	8,249	421
Other, net	(1,304)	(1,059)	(3,036)	(2,176)

Total other income (expense)	(11,114)	(10,268)	(26,442)	(31,953)

Income (loss) before income taxes	17,245	1,155	(16,945)	(55,350)
Income tax expense (benefit)	2,012	(2,233)	1,824	(27,321)

Net income (loss)	$15,233	$3,388	$(18,769)	$(28,029)

Earnings (loss) per common share
Basic	$0.13	$0.03	$(0.16)	$(0.24)
Diluted	$0.13	$0.03	$(0.16)	$(0.24)

Weighted average common shares outstanding
Basic	115,889	118,254	115,615	117,096
Diluted	117,492	119,743	115,615	117,096

(1)	The cost of revenue excludes charges for depreciation but includes amortization of purchased and developed software for resale.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income (loss)	$15,233	$3,388	$(18,769)	$(28,029)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation	6,021	6,085	17,896	18,658
Amortization	17,524	19,468	54,993	58,114
Amortization of deferred debt issuance costs	2,436	777	3,881	3,537
Deferred income taxes	(4,095)	(7,586)	(7,139)	(37,707)
Stock-based compensation expense	6,575	8,084	20,642	22,724
Other	1,680	651	1,432	1,094
Changes in operating assets and liabilities
Receivables	(9,246)	9,834	58,443	80,398
Accounts payable	(559)	(7,681)	(4,217)	(11,610)
Accrued employee compensation	5,897	3,204	92	(1,056)
Current income taxes	(3,186)	(569)	(10,429)	(10,161)
Deferred revenue	(10,189)	(2,089)	(47)	(1,248)
Other current and noncurrent assets and liabilities	1,260	(47,591)	(16,316)	(9,642)

Net cash flows from operating activities	29,351	(14,025)	100,462	85,072

Cash flows from investing activities:
Purchases of property and equipment	(5,326)	(6,757)	(16,434)	(18,566)
Purchases of software and distribution rights	(5,100)	(6,902)	(21,876)	(21,328)
Other	—	—	(1,467)	—

Net cash flows from investing activities	(10,426)	(13,659)	(39,777)	(39,894)

Cash flows from financing activities:
Proceeds from issuance of common stock	762	744	2,326	2,185
Proceeds from exercises of stock options	3,499	2,335	18,405	10,284
Repurchase of restricted stock for tax withholdings	—	(541)	(2,588)	(5,311)
Repurchases of common stock	—	—	(54,527)	—
Proceeds from senior notes	400,000	—	400,000	—
Redemption of senior notes	(300,000)	—	(300,000)	—
Proceeds from revolving credit facility	24,000	30,000	109,000	42,000
Repayment of revolving credit facility	(27,000)	(26,000)	(111,000)	(126,000)
Proceeds from term portion of credit agreement	—	—	—	415,000
Repayment of term portion of credit agreement	(94,957)	(5,187)	(105,332)	(380,852)
Payment of debt issuance costs	(7,253)	—	(7,253)	(5,340)
Payments on other debt and capital leases	(782)	(3,265)	(2,332)	(9,286)

Net cash flows from financing activities	(1,731)	(1,914)	(53,301)	(57,320)

Effect of exchange rate fluctuations on cash	115	2,171	(752)	4,319

Net increase (decrease) in cash and cash equivalents	17,309	(27,427)	6,632	(7,823)
Cash and cash equivalents, beginning of period	59,033	95,357	69,710	75,753

Cash and cash equivalents, end of period	$76,342	$67,930	$76,342	$67,930

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures

(unaudited and in millions, except per share data)

Adjusted EBITDA (millions)	Quarter Ended September 30,
	2018	2018	2017
	As Reported ASC 606	Under ASC 605	Under ASC 605

Net income	$15.2	$14.0	$3.4
Plus:
Income tax expense (benefit)	2.0	2.8	(2.2)
Net interest expense	9.8	12.3	9.2
Net other expense (income)	1.3	1.1	1.1
Depreciation expense	6.0	6.0	6.1
Amortization expense	17.5	17.5	19.5
Non-cash compensation expense	6.6	6.6	8.1

Adjusted EBITDA before significant transaction related expenses	$58.4	$60.3	$45.2
Significant transaction related expenses	1.5	1.5	1.7

Adjusted EBITDA	$59.9	$61.8	$46.9

Segment Information (millions)	Quarter Ended September 30,
	2018	2018	2017
	As Reported ASC 606	Under ASC 605	Under ASC 605

Revenue
ACI On Premise	$11.0	$141.9	$126.0
ACI On Demand	104.5	103.8	99.7

Total	$245.5	$245.7	$225.7

Segment Adjusted EBITDA
ACI On Premise	$77.8	$79.6	$65.1
ACI On Demand	3.3	2.6	(1.2)

Reconciliation of Adjusted Operating Free Cash Flow (millions)	Quarter Ended September 30,
	2018	2017

Net cash flows provided by operating activities	$29.4	$(14.0)
Net after-tax payments associated with significant transaction related expenses	1.1	1.5
Net after-tax payments associated with ligitation judgment	—	30.4
Less capital expenditures	(10.0)	(13.7)

Adjusted Operating Free Cash Flow	$20.5	$4.2

EPS impact of non-cash and significant transaction related items (millions)	Quarter Ended September 30,
	2018		2018		2017
	As Reported ASC 606		Under ASC 605		Under ASC 605
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
GAAP net income	$0.13	$15.2	$0.12	$14.0	$0.03	$3.4
Plus:
Significant transaction related expenses	0.01	1.2	0.01	1.2	0.01	1.2
Amortization of acquisition-related intangibles	0.03	3.7	0.03	3.7	0.03	3.2
Amortization of acquisition-related software	0.05	5.4	0.05	5.4	0.04	4.8
Non-cash equity-based compensation	0.04	5.2	0.04	5.2	0.04	5.1

Total adjustments	$0.13	$15.5	$0.13	$15.5	$0.12	$14.3

Diluted EPS adjusted for significant transaction related and certain non-cash items	$0.26	$30.7	$0.25	$29.5	$0.15	$17.7